October 13, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77K of Plan Investment Fund, Inc.
Form N-SAR for the year ended December 31, 2016, and have the following comments:

1.	We agree with the statements made in the first four
paragraphs of Sub-Item 77K.

2.	We have no basis on which to agree or disagree with
the statements made in the fifth paragraph of Sub-Item
77K.

Yours truly,

/s/ Deloitte & Touche LLP